Exhibit 99.1
T3 Motion, Inc. Units to Detach and Warrants to Begin Trading Separately on the NYSE Amex
T3 Motion, Inc. Warrants to begin trading under symbols “TTTM.z” and “TTTM.w” on July 1, 2011
Costa Mesa, CA (June 30, 2011) www.t3motion.com — T3 Motion, Inc. (NYSE AMEX:TTTM) a leader in cost-effective, clean-technology electric vehicles, announced today that its warrants have been approved for listing on the NYSE Amex and will commence trading on the NYSE Amex on Friday, July 1, 2011.
The common stock will continue to trade under the symbol TTTM.
The Class H Warrants will trade under the symbol TTTM.z. Each Class H Warrant becomes exercisable on August 16, 2011 for one share of common stock at an exercise price of $3.00 per share and expires on May 13, 2013.
The Class I Warrants will trade under the symbol TTTM.w. Each Class I Warrant becomes exercisable on August 16, 2011 for one share of common stock at an exercise price of $3.50 per share and expires on May 13, 2016.
The last day of trading for the unit, TTTM.u, will be today, Thursday, June 30, 2011.
About T3 Motion, Inc.
T3 Motion, Inc. (NYSE AMEX: TTTM) revolutionized the world of personal mobility with the introduction of their flagship electric T3 Series. Headquartered in Orange County, California, USA, T3 Motion, Inc. is dedicated to raising the bar for law enforcement and security capabilities in personal mobility technology.
In June of this year, T3 Motion unveiled the R3 plug-in electric consumer vehicle. The proprietary rear-wheel design of the R3 features a patent-pending, single, wide-stance wheel with two high-performance tires sharing one wheel. The revolutionary two-tire design improves traction, stability, and handling, while the low rolling resistance and rounded profile of the rear tires increase energy efficiency. The R3 will incorporate the Samsung Galaxy into the sleek dashboard design. Due to its three-wheeled design, the R3 is classified as a motorcycle.
For more information on T3 Motion, Inc. and the company’s signature T3 Series line of electric personal mobility vehicles, and the upcoming R3 Series consumer vehicle, visit www.t3motion.com, email sales@t3motion.com or call 714-619-3600.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Company Contact	Investor Relations Contact
Kelly Anderson	Gary Dvorchak, CFA
T3 Motion, Inc.	ICR LLC
(714) 619-3600 Ext. 127	+1 (310) 954-1123
kanderson@t3motion.com	gary.dvorchak@icrinc.com
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